EXHIBIT 99.1

Black Sea Metals, Inc. Welcomes New Directors and Officers

November 8, 2011 – Manhattan Beach, CA

Black Sea Metals, Inc. (OTCBB: BLAK) (the “Company”) is pleased to announce that effective November 7, 2011, it welcomed three new members to its board of directors:  Alastair S. Neil, James MacPherson, and Markus Pekeler.

Mr. Neill, M.Sc. Eng., MBA, is currently Executive Vice-President of Dacha Strategic Metals Inc. (TSX-V: DSM) and is the former Vice-President and General Manager of the rare earths division of Neo-Material Technologies Inc. (TSX: NEM). Since 2010, Mr. Neill has also been President and Director of Rare Earth Industries, Inc. (TSX-V: RND). Mr. Neill has over 15 years of experience in the Rare Earth industry.

Mr. MacPherson, P. Eng., is a registered professional engineer working primarily in the oil and gas industry. Since 1994, Mr. MacPherson has been involved in the design, development and operation of several oil sands projects in Alberta, Canada.

Mr. Pekeler, M.A., has served as the head of strategic planning for BBDO Switzerland, Saatchi & Saatchi Central Europe and as CEO of the TBWA Communications Group Switzerland. Since 2007, Mr. Pekeler has consulted in connection with several M&A projects in the engineering and emerging market sector. .

Mr. Neill has been appointed as President, CEO, CFO, Secretary and Treasurer of the Company, to replace David Brow, who resigned to pursue other business opportunities. Mr. MacPherson has been appointed as the company’s Chief Environmental Officer.

Specific details of the appointments are available at www.sec.gov on the Form 8-K dated November 8, 2011 filed by Black Sea Metals, Inc.

Contact:
Black Sea Metals, Inc.
Alastair S. Neill
Chief Executive Officer
(424) 247-9261

www.blackseametals.com